Exhibit 4.5

Deed of Indemnity, Insurance and Access

[insert name]

IperionX Limited
Company

Table of Contents
Clause	Page No

1.	Definitions and Interpretation	1
1.1	Definitions	1
1.2	General	4
1.3	Headings	5
1.4	Business Day	5

2.	Indemnity	5
2.1	Liabilities and Costs	5
2.2	Other Indemnities	5
2.3	Limitation on Indemnity	5
2.4	Continuation of Indemnity	5
2.5	Payment under the Indemnity	6
2.6	Liability not Affected	6
2.7	Void or Voidable Transactions	6

3.	Insurance	7
3.1	Company to Insure Officer	7
3.2	Subrogation or Action against the Company	7
3.3	Insurance Run-Off Period	7
3.4	Maintenance and Production of Policy	7
3.5	Copy of Policy	8
3.6	Full disclosure and Compliance with Policies	8
3.7	Not Prejudice Insurance	8

4.	Officer's Ownership of Company Records	8

5.	Officer’s Right to have Access to Company Records	8
5.1	Company’s Obligation to Retain	8
5.2	Officer’s Right to have Access	9
5.3	Officer’s Right to Copy	9

6.	Privileged Advice	9
6.1	Company Undertaking	9
6.2	Conflict of Interest	9
6.3	Privilege	9
6.4	Joint Privilege	9
6.5	Relevant Companies	10

7.	Notification and Settlement of Liabilities	10
7.1	Officer to Notify Company	10
7.2	Company to Notify Officer	10
7.3	Company obligations	10

8.	Company Merger	11

9.	Shareholder Approval a Condition Precedent	11

10.	Costs and Duties	11
10.1	Costs	11
10.2	Duties	11

i

Table of Contents
Clause	Page No

11.	Notices	11
11.1	Notices	11
11.2	Address for Service	12

12.	General	12
12.1	Governing Law	12
12.2	Jurisdiction	12
12.3	Severability	12
12.4	Amendments	12
12.5	Waiver	13
12.6	Further Acts	13
12.7	Approvals	13
12.8	Assignment	13
12.9	Entire Agreement	13
12.10	Counterparts	13

ii

This Deed is made this         day of                              2021

Parties	[insert name] of [insert address] (Officer)

and

IperionX Limited of Level 9, 28 The Esplanade, Perth, Western Australia 6000 (Company)

Recitals

A.	The Officer is a director of the Company.

B.
The Company’s constitution provides that every director and company secretary of the Company is indemnified out of the assets of the Company to the full extent permitted by law, and that the Company may enter into contracts or agreements to reflect matters relating to the indemnity, insurance and access of such directors or company secretary.

C.	The Corporations Act provides that the Company must provide directors with access to certain documents.

D.	The Company has agreed to indemnify the Officer in respect of certain liabilities incurred by the Officer while acting as a director of the Company.

E.	The Company has agreed to insure the Officer against certain risks the Officer is exposed to as an officer of the Company.

F.	The Company has agreed to grant a right of access to certain Company Records to the Officer.

This Deed provides

1.	Definitions and Interpretation

1.1	Definitions

In this Deed the following terms shall bear the following meanings:

Access Period means in relation to the Company or a Relevant Company the period commencing on the Effective Date and expiring on the date 7 years after the Retirement Date.

ASX means the Australian Securities Exchange Limited ACN 008 624 691 or, where the context requires, the securities exchange operated by ASX.

Board means, in relation to the Company, the board of directors of the Company and in relation to each Relevant Company, the board of directors of the Relevant Company.

Business Day means a day on which banks are open for general banking business in Perth, Western Australia.

Company Records means, in relation to the Company, all records (in any form) which the Company:

(a)	is required to keep by law; or

(b)	circulates to the Officer or other Officers of the Company for the purposes of meetings of:

(i)	the Board;

(ii)	a subcommittee of the Board; or

(iii)	the Company,

and includes, without limitation:

(c)	monthly or periodical board papers;

(d)	submissions, agendas, minutes;

(e)	letters, memoranda and correspondence between the Company and third parties, such as regulatory authorities and legal and other advisers to the Company;

(f)	Board sub papers;

(g)	copies of other documents prepared for the Board, made available to any Officer of the Company or referred to in any of the above documents; and

(h)	legal advices or opinions obtained by the Company.

and in relation to each Relevant Company, means all records (in any form) which the Relevant Company:

(i)	is required to keep by law; or

(j)	circulates to the Officer or other Officers of the Relevant Company for the purposes of meetings of:

(i)	the Board;

(ii)	a subcommittee of the Board; or

(iii)	the Relevant Company,

and includes, without limitation:

(k)	monthly or periodical board papers;

(l)	submissions, agendas, minutes;

(m)	letters, memoranda and correspondence between the Relevant Company and third parties, such as regulatory authorities and legal and other advisers to the Relevant Company;

(n)	Board sub papers;

(o)	copies of other documents prepared for the Board, made available to any Officer of the Relevant Company or referred to in any of the above documents; and

(p)	legal advices or opinions obtained by the Relevant Company.

Corporations Act means the Corporations Act 2001 (Cth).

Costs means any damages, fines, penalties, costs, charges, fees and expenses, including, without limitation, legal fees, costs and disbursements assessed on a solicitor/own client basis without the necessity of taxation.

Deed means the deed between the parties constituted by this document and includes the recitals and amendments made from time to time.

Documents includes software (including source code and object code versions), manuals, diagrams, graphs, charts, projections, specifications, estimates, records, concepts, documents, accounts, plans, formulae, designs, methods, techniques, processes, supplier lists, price lists, customer lists, market research information, correspondence, letters and papers of every description, including all copies of and extracts from any of the same.

Effective Date means the date and time at which the Officer is or was appointed as an Officer of the Company.

Indemnity means the indemnity granted by the Company in favour of the Officer in clause 2.1.

Insolvency Provision means any law relating to insolvency, sequestration, liquidation or bankruptcy (including any law relating to the avoidance of conveyances in fraud of creditors or of preferences, and any law under which a liquidator or trustee in bankruptcy may set aside or avoid transactions), and any provision of any agreement, arrangement or scheme, formal or informal, relating to the administration of any of the assets of any person.

Insurance Policy means any insurance policy to be procured under clause 3.

Insurance Run-Off Period means that period commencing on the Retirement Date and expiring on the earlier of:

(a)	the date 7 years after the Retirement Date; or

(b)	where run-off insurance cannot be procured at reasonable Policy premiums for the full period in paragraph (a), the latest date to which run-off insurance can be procured.

Legal Expenses means any liability for costs, charges or expenses incurred:

(a)
in defending any proceedings relating to the Officer’s position with the Company or a Relevant Company, whether civil or criminal, in which judgment is given in the Officer’s favour or in which the Officer is acquitted or which are withdrawn before judgment;

(b)
in connection with any administrative proceedings relating to the Officer’s position with the Company or a Relevant Company, except proceedings which give rise to civil or criminal proceedings against the Officer in which judgment is not given in the Officer’s favour or in which the Officer is not acquitted or which arise out of conduct involving a lack of good faith; or

(c)
in connection with any proceedings relating to the Officer’s position with the Company or a Relevant Company, whether civil or criminal, in which relief is granted to the Officer under the Corporations Act by the court.

Policies means the Insurance Policy and any further insurance policy or policies effected in relation to the Insurance Run-Off Period under clause 3.1 and 3.3 and "Policy" means any of these.

Relevant Company means any Subsidiary of the Company of which the Officer is at any time after the date of this Deed appointed as a director.

Relevant Papers has the meaning given in clause 5.2.

Retention Period means a period:

(a)	commencing on the later of:

(i)	the date being 7 years before the date of this Deed; or

(ii)	the date of the incorporation of the Company; and

(b)	expiring on the date 7 years after the Retirement Date.

Retirement Date means the earlier of the date on which:

(a)	the Officer;

(i)	is removed; or

(ii)	resigns (except where the Officer retires from office and seeks re-election pursuant to the Company's constitution, and is duly re-elected),

as a director of the Company, or

(b)	the Officer’s office is vacated or the Officer is disqualified from holding such office by operation of law, as a matter of contract or for any other reason whatsoever.

Subsidiary has the meaning given in section 9 of the Corporations Act and refers to any corporation of that kind whenever it becomes a subsidiary.

Term means the period commencing on the Effective Date and expiring on the Retirement Date.

1.2	General

In this Deed, unless the context otherwise requires:

(a)
a reference to any legislation or legislative provision includes any statutory modification or re-enactment of, or legislative provision substituted for, and any subordinate legislation under, that legislation or legislative provision;

(b)	the singular includes the plural and vice versa;

(c)	a reference to an individual or person includes a corporation, firm, partnership, joint venture, association, authority, trust, state or government and vice versa;

(d)	a reference to any gender includes all genders;

(e)	a reference to a recital or clause is to a recital or clause of this Deed;

(f)	a recital forms part of this Deed;

(g)	a reference to any agreement or document is to that agreement or document (and, where applicable, any of its provisions) as amended, notated, supplemented or replaced from time to time;

(h)	a reference to any party to this Deed or any other document or arrangement includes that party’s executors, administrators, substitutes and successors;

(i)	a reference to "dollar” or “$” is to Australian dollars; and

(j)	where an expression is defined, another part of speech or grammatical form of that expression has a corresponding meaning.

1.3	Headings

In this Deed, headings are for convenience of reference only and do not affect interpretation.

1.4	Business Day

If the day on which any act, matter or thing is to be done under or pursuant to this Deed is not a Business Day, that act, matter or thing may be done on the next Business Day.

2.	Indemnity

2.1	Liabilities and Costs

Subject to clause 2.3, with effect from the Effective Date and to the maximum extent permitted by law, the Company agrees to indemnify and keep indemnified the Officer against:

(a)	all liabilities incurred by the Officer as a director of the Company or a Relevant Company; and

(b)	without limiting subparagraph (a), all Legal Expenses incurred by the Officer as a director of the Company or a Relevant Company.

2.2	Other Indemnities

The Officer must repay to the Company any amount paid to the Officer under this Deed to the extent that the Officer receives money or is reimbursed under the insurance policy maintained by the Company under clause 3 of this Deed or any other contract of insurance, or otherwise from any third party, in respect of any matters the subject of a payment or advance from the Company under this Deed. The Officer must repay any such amount within 30 days after receipt of the relevant payment.

2.3	Limitation on Indemnity

In relation to the indemnity given by the Company under clause 2.1, the Indemnity does not apply to the extent that the Indemnity is prohibited by the Corporations Act.

2.4	Continuation of Indemnity

The Company acknowledges that the Indemnity continues in full force and effect without limit in point of time in relation to any act, omission, matter or event occurring while the Officer is a director of the Company and even if the Officer has ceased to be a director of the Company before any claim is made under the Indemnity.

2.5	Payment under the Indemnity

It is not necessary for the Officer to incur expense or make payment before enforcing the Indemnity. The liability for the Company under the Indemnity arises simultaneously with the liability of the Officer and upon demand by the Officer, the Company must pay the Officer any sum due and payable by it pursuant to the Indemnity.

2.6	Liability not Affected

The liability of the Company under this Deed will not be affected by any act, omission, matter or thing that would otherwise operate in law or in equity to reduce or release either from such liability including, without limitation:

(a)	the Officer granting time, waiver or other indulgence or concession to, or making any composition or compromise with the Company;

(b)	the full, partial or conditional release or discharge by the Officer or by operation of law, at any time, of the Company from this Deed or any other document; or

(c)
the Officer agreeing with the Company not to sue, issue process, sign or execute judgment, commence proceedings for bankruptcy or liquidation, participate in any administration, scheme or deed of arrangement or reconstruction, prove in any bankruptcy or liquidation or do any other act, matter or thing in respect of the liability of the Company.

2.7	Void or Voidable Transactions

If:

(a)	the Officer has at any time released or discharged the Company from its obligations under this Deed in reliance on a payment, receipt or other transaction to or in favour of the Officer; or

(b)	any payment or other transaction to or in favour of the Officer has the effect of releasing or discharging the Company from its obligations under this Deed; and

(c)
that payment, receipt or other transaction is subsequently claimed by any person to be void, voidable or capable of being set aside for any reason, including under an Insolvency Provision or under the general law; and

(d)	that claim is upheld, conceded or compromised, then:

(i)	restitution of rights: the Officer will immediately become entitled against the Company to all such rights as the Officer had immediately before that release or discharge;

(ii)	restore Officer’s position: the Company must immediately do all things and execute all documents as the Officer may reasonably require to restore to the Officer all those rights; and

(iii)
indemnity: the Company must indemnify and keep indemnified the Officer against costs, losses and expenses suffered or incurred by the Officer in or in connection with any negotiations or proceedings relating to the claim or as a result of the upholding, concession or compromise of the claim.

3.	Insurance

3.1	Company to Insure Officer

(a)
Subject to clause 3.4 and to the extent permitted by law, the Company must during the Term and the Insurance Run-Off Period pay the premium for (or ensure the payment of premiums for) an insurance policy which insures the Officer against all liabilities incurred by the Officer acting directly or indirectly as a director of the Company or a Relevant Company.

(b)	The Insurance Policy to be effected under clause 3.1(a) must:

(i)	be effected with a reputable and solvent insurer (other than the Company); and

(ii)
insure the Officer for Costs incurred by the Officer in defending proceedings, whether civil or criminal and whatever their outcome, except to the extent that the Company may be unable to obtain insurance to defend criminal proceedings where the Officer is not acquitted.

3.2	Subrogation or Action against the Company

Unless the Company agrees otherwise, the Insurance Policy will contain a provision waiving all rights of subrogation or action against the Company.

3.3	Insurance Run-Off Period

During the Insurance Run-Off Period the Company must ensure that the Officer is at all times covered under the Insurance Policy, or a further insurance policy on terms not materially less favourable to the Officer than the terms of the Insurance Policy operating at the Retirement Date.

3.4	Maintenance and Production of Policy

The Company will:

(a)	to the extent permitted by law, maintain the Policies;

(b)
to the extent permitted by law, duly and punctually pay or cause to be paid all premiums and other money payable by it under the Policies, and if the Company cannot lawfully pay any part of the premium under the Policies it must give the Officer notice of that fact and give the Officer a reasonable opportunity to contribute to that part of the premium to the extent to which that part is attributable to the Officer (if such contribution is necessary for the Policies to be effective);

(c)	perform, observe and fulfil those terms of the Policies to be performed, observed or fulfilled by it;

(d)
produce to the Officer copies of the Policies and certificates of currency or the receipts for the payment of each premium and all other money payable in respect of each Policy (or other evidence of payment satisfactory to the Officer) on or before the due date for renewal; and

(e)	ensure that no Policy is capable of being avoided as against the Officer as a result of a breach of the duty of disclosure by any party or person other than the Officer.

3.5	Copy of Policy

The Company must, at the request of the Officer and as soon as practicable after that request, deliver to the Officer copies of all documents relating to each Policy, including a certified copy of each proposal form under which the application for insurance was made, the relevant Policy, all renewal certificates, certificates of currency and endorsement slips.

3.6	Full disclosure and Compliance with Policies

To the extent required by the relevant Policy, the Officer will disclose to the Company and the Company will disclose to the proposed insurer all facts material to the insurer’s risk before entering into a Policy.

3.7	Not Prejudice Insurance

Neither the Company nor the Officer will cause or permit anything to be done which may:

(a)	render any part of a Policy void, voidable or otherwise unenforceable; or

(b)	hinder or prevent the recovery of any money in respect of a Policy,

and the Company will use its reasonable endeavours not to vary any terms so as to render them materially less favourable to the Officer or cancel the Policy without the prior written consent of the Officer, unless generally accepted industry practice amongst reputable brokers dictates otherwise.

4.	Officer's Ownership of Company Records

The Officer owns the copies of the Company Records provided by the Company or a Relevant Company to the Officer during the Term.

5.	Officer’s Right to have Access to Company Records

5.1	Company’s Obligation to Retain

The Company must, and must procure each Relevant Company to:

(a)	keep a complete set of all Company Records to which the Officer is entitled to access under clause 5.2, in order and in suitable, secure custody for the Retention Period; and

(b)	nominate a person or persons from time to time to take custody of the Company Records and regulate access to them.

5.2	Officer’s Right to have Access

Throughout the Access Period, the Officer is entitled, during office hours (or at such other times which the parties agree), to have access to and inspect the Company Records or records which have been either prepared, or provided to the Officer, during the Retention Period and are in any way relevant to:

(a)	the Officer’s holding of office as a director in respect of the Company or a Relevant Company; or

(b)
any claim which the Officer reasonably anticipates may be made against the Officer in relation to matters arising in the course of the Officer acting in connection with the affairs of the Company or a Relevant Company or otherwise concerning or relating to the Officer’s holding of office as a director in respect of the Company or a Relevant Company

(such Company Records to be referred to as the “Relevant Papers”), and the Company must procure that each Relevant Company provides access to the Officer as set out in this clause 5.2.

5.3	Officer’s Right to Copy

The Officer is entitled during the Access Period to make and receive a copy of any of the Relevant Papers at the cost of the Company.

6.	Privileged Advice

6.1	Company Undertaking

Subject to clause 6.2, the Company will instruct all legal advisers retained by the Company that all legal advice provided to the Company from the date of this Deed which may in any way be relevant to the Officer is also to be provided for the benefit of the Officer as a director of the Company and in the Officer’s personal capacity.

6.2	Conflict of Interest

The Company will not be required to instruct any legal advisers in the manner provided by clause 6.1 in relation to any allegations made by the Company against the Officer or in relation to any other matter where the interests of the Company and the Officer are, or are potentially, in conflict.

6.3	Privilege

The Officer’s right to have access to Company Records to which sole legal professional privilege, public interest privilege or other privilege (“Privilege”) is held by the Company is subject to the absolute discretion of the Company.

6.4	Joint Privilege

Where the Company and the Officer both have the benefit of Privilege in respect of a document forming part of the Relevant Papers, neither party will waive such privilege without the consent of the other (such consent not to be unreasonably withheld).

6.5	Relevant Companies

The Company will procure that each Relevant Company complies with this clause 6 as if references to ‘the Company’ were references to ‘the Relevant Company’.

7.	Notification and Settlement of Liabilities

7.1	Officer to Notify Company

The Officer must:

(a)	notify the Company if proceedings are anticipated, threatened or commenced against the Officer which may give rise to a liability of the Company, immediately after becoming aware of the same; and

(b)
must not settle or compromise any claim referred to in clause 7.1(a) or make any admission or payment in relation to such a claim without the prior written consent of the Company, and will provide the Company, with a copy of any originating proceedings or other materials served on, supplied to, or otherwise within the possession of the Officer in connection with such proceedings unless the Officer receives legal advice that to do so may cause substantial or material prejudice to the interests of the Officer.

7.2	Company to Notify Officer

The Company will immediately notify the Officer if:

(a)	proceedings are anticipated, threatened or commenced against the Company or a Relevant Company; and

(b)	such proceedings or the facts giving rise to them may:

(i)	result in a claim against the Officer; or

(ii)	require the Officer to consider his legal position,

and will provide the Officer with a copy of any originating proceedings or other materials served on, supplied to, or otherwise within the possession of, the Company or the Relevant Company in connection with such proceedings unless the Company or the Relevant Company receives legal advice that to do so may cause substantial or material prejudice to the interests of the Company or the Relevant Company (as the case may be).

7.3	Company obligations

In the course of conducting any litigation or proceedings, the Company must:

(a)	use its best endeavours to ensure that the Officer's reputation is not injured; and

(b)	not settle any claim without the Officer's prior written approval unless it reasonably believes that money is available to pay the settlement amount and all costs and disbursements.

8.	Company Merger

Where the Company merges with another entity by way of scheme of arrangement or in any other way where the Company ceases to exist then the Company will use its reasonable endeavours that the merged entity succeeds to and assumes the Company’s obligations under this Deed.

9.	Shareholder Approval a Condition Precedent

Where the Company is required by the Corporations Act, or is otherwise required by law, in the reasonable opinion of the Officer or the Company, to seek the approval of its shareholders for the provision and payment of the premium for an insurance policy insuring the Officer during the Insurance Run-Off Period under this Deed, the provisions of this Deed which would contravene the Corporations Act or other law but for such approval, will not become operative until such approval has been obtained. In such circumstances, the Company will use reasonable endeavours to obtain such approval of shareholders.

10.	Costs and Duties

10.1	Costs

Each party will bear its own costs in relation to the negotiation, preparation and execution of this Deed.

10.2	Duties

The Company will pay and be responsible for any stamp duty payable on this Deed.

11.	Notices

11.1	Notices

Any notice or other communication which must be given, served or made under or in connection with this Deed:

(a)	must be in writing in order to be valid;

(b)	is sufficient if executed by the party giving, serving or making the notice or on its behalf by any attorney, director, secretary, other duly authorised officer or solicitor of such party;

(c)
will be deemed to have been duly served, given or made in relation to a person if it is delivered or posted by prepaid post to the address, or sent by facsimile to the number of that person set out in clause 11.2 of this Deed (or at such other address or number as is notified in writing by that person to the other parties from time to time); and

(d)	will be deemed to be served, given or made:

(i)	(in the case of prepaid post) on the second business day after the date of posting;

(ii)	(in the case of facsimile) on receipt of a transmission report confirming successful transmission;

(iii)	(in the case of email), at the time shown in the delivery confirmation report generated by the sender’s email system which indicates that the email was sent to the recipient’s email address; and

(iv)	(in the case of delivery by hand) on delivery.

11.2	Address for Service

The parties’ respective addresses and facsimile numbers for service of notices or other communications under this Deed are:

(a)	The Company:	IperionX Limited
	Address:	Level 9
28 The Esplanade
Perth WA 6000
	Email:	gswan@apollogroup.com.au
	Attention:	Mr. Gregory Swan

(b)	Officer:	[insert name]
	Address:	[insert address]
[insert address]
	Email:	[insert email]

12.	General

12.1	Governing Law

This Deed is governed by and is to be construed according to the laws of Western Australia.

12.2	Jurisdiction

(a)
Acceptance of jurisdiction: Each of the parties irrevocably submits to and accepts generally and unconditionally, the non-exclusive jurisdiction of the courts and appellate courts of Western Australia with respect to any legal action or proceedings which may be brought at any time relating in any way to this Deed.

(b)
No objection to inconvenient forum: Each of the parties irrevocably waives any objection it may now or in the fixture have to the venue of any action or proceedings, and any claim it may now or in the future have that the action or proceeding has been brought in an inconvenient forum.

12.3	Severability

Any provision of this Deed which is illegal, void or unenforceable is only ineffective to the extent of that illegality, voidness or unenforceability, without invalidating the remaining provisions.

12.4	Amendments

This Deed may not be modified, amended or otherwise varied except by a document in writing signed by or on behalf of each of the parties.

12.5	Waiver

No waiver or indulgence by any party to this Deed is binding on the parties unless it is in writing. No waiver of one breach of any term or condition of this Deed will operate as a waiver of another breach of the same or any other term or condition of this Deed.

12.6	Further Acts

The parties will promptly do and perform all further acts and execute and deliver all further documents required by law or reasonably requested by any other party to carry out and effect the intent and purpose of this Deed.

12.7	Approvals

Subject to any law to the contrary, where the doing or execution of any act, matter or thing is dependent on the consent or approval of a party, that consent or approval may be given or withheld in the absolute discretion of that party, unless this Deed expressly provides otherwise.

12.8	Assignment

None of the parties may assign any of its rights and obligations under this Deed without the prior written consent of the other parties.

12.9	Entire Agreement

This Deed shall constitute the sole understanding of the Parties with respect to the subject matter and replaces all other agreements with respect thereto.

12.10	Counterparts

This Deed may be executed in any number of counterparts all of which taken together constitute one and the same document.

Executed as a Deed.

Signed by [insert name] in the presence of:	) ) )
Signature

Signature of Witness

Name of Witness in full

Executed by IperionX Limited in accordance with section 127 of the Corporations Act:	) ) ) )

Signature of Director		Signature of Secretary/other Director

Name of Director in full		Name of Secretary/other Director in full